American Midstream Reports Second Quarter 2016 Results

HOUSTON – August 8, 2016 - American Midstream Partners, LP (NYSE: AMID) (the "Partnership") today reported financial results for the three and six months ended June 30, 2016.

Highlights:

•	Second quarter 2016 Net loss attributable to the Partnership was $4.6 million, an increase of 120%;

•	Second quarter 2016 Adjusted EBITDA of $36.1 million and Distributable Cash Flow ("DCF") of $25.4 million, an increase of 150% and 165%, respectively;

•	Top-tier, second quarter distribution coverage of 1.94 times;

•	Contracted capacity for our Terminals segment averaged over two million barrels, an increase of 39%;

•	Maintaining focus on reducing leverage and increasing balance sheet flexibility.

EXECUTIVE COMMENTARY

"We continue to achieve strong operational and financial results, driven by our existing assets as well as our recently acquired Gulf of Mexico assets," said Lynn Bourdon, Chairman, President and Chief Executive Officer. "We are excited about the positive impact these acquisitions have had on our business in such a short time, and we look forward to their continued performance. The Partnership continues to expand its Gulf Coast footprint, both onshore and offshore, while maintaining focus on the long-term strategy of consistent organic growth. We will also seek acquisitions that will expand our service offerings through the value chain with the objective of solidifying our position as a best-in-class integrated midstream provider."

"With the addition of the new Gulf of Mexico assets over the last nine months, the Partnership's Adjusted EBITDA increased approximately 150% over the prior-year quarter," said Eric T. Kalamaras, Senior Vice President and Chief Financial Officer. "We seek to add incremental distributable cash flows through accretive acquisitions that drive long-term value creation. The Partnership maintained a distribution of $0.4125 per unit for the second consecutive quarter, and we are utilizing retained cash flows to partially fund our growth projects and increase capital flexibility."

FINANCIAL RESULTS

Net loss attributable to the Partnership for the three and six months ended June 30, 2016 was $4.6 million and $8.5 million, respectively; compared to $2.1 million and $1.2 million for the same periods in 2015, respectively. The increases to Net loss attributable to the Partnership were primarily due to higher total operating expenses and an increase in interest expense as a result of unfavorable unrealized losses on interest rate swaps and additional borrowings to fund capital growth and acquisitions, partially offset by an increase in earnings from unconsolidated affiliates.

Gross margin for the three and six months ended June 30, 2016 was $32.3 million and $59.8 million, respectively. Second quarter gross margin remained flat at $32.3 million over the prior-year quarter with year-to date gross margin decreasing approximately $6.3 million from $66.1 million in the prior-year period. The decrease in gross margin for the six months ended June 30, 2016 was primarily due to lower average firm and interruptible transportation throughput volumes associated with our Transmission segment, which were partially offset by higher contracted firm storage capacity in our Terminals segment over the prior-year period.

Adjusted EBITDA for the three and six months ended June 30, 2016 was $36.1 million and $56.4 million, respectively as compared to $14.5 million and $30.1 million for the same periods in 2015, respectively. Second quarter increase of $21.6 million and year-to-date increase of $26.3 million were primarily related to incremental cash flow from Delta House and recently acquired natural gas and NGL Gulf of Mexico assets.

Distributable cash flow for the three and six months ended June 30, 2016 was $25.4 million and $39.5 million, respectively an increase of 165% over the prior-year quarter, representing a distribution coverage ratio of 1.94 times. Second quarter 2016 distribution of $0.4125 per common unit, or $1.65 per unit on an annualized basis, will be paid August 12, 2016 to unitholders of record on August 3, 2016.

Reconciliations of non-GAAP financial measures of gross margin, Adjusted EBITDA, and DCF to Net income (loss) attributable to the Partnership, the most directly comparable GAAP financial measure, are provided at the end of this press release.

SEGMENT PERFORMANCE

Gathering and Processing
Second quarter gross margin was $20.6 million and $36.3 million for the three and six months ended June 30, 2016, respectively as compared to $20.2 million and $41.3 million for the same periods in 2015. The decrease in gross margin for the first six months of 2016 was primarily due to lower commodity prices and volumes, partially offset by incremental contributions from the Bakken system that commenced operations in October 2015, as well as, positive results from our newly acquired Gulf of Mexico assets.

Transmission
Second quarter gross margin was $7.6 million and $16.3 million for the three and six months ended June 30, 2016, respectively as compared to $9.3 million and $19.4 million for the same periods in 2015. The decrease in gross margin was primarily attributable to lower average firm and interruptible transportation throughput volumes.

Terminals
Second quarter gross margin was $4.1 million and $7.2 million for the three and six months ended June 30, 2016, respectively as compared to $2.8 million and $5.4 million for the same periods in 2015. The increase in gross margin was primarily attributable to increases in utilized storage capacity at the Harvey and Westwego terminal facilities, with overall terminal utilization increasing 39% over the prior-year quarter and contractual storage rate escalations.

BUSINESS HIGHLIGHTS

Gulf of Mexico Acquisition
In April 2016, the Partnership announced the acquisition of interests in Gulf of Mexico midstream assets and an incremental ownership in the Delta House floating production system and related pipeline infrastructure for total consideration of approximately $225.0 million. The acquired assets include non-operated interests in the Destin and Okeanos natural gas pipelines that have total capacity of 1.2 Bcf/d, and Tri-states and Wilprise NGL pipelines with total capacity of 120,000 Bbl/d. We also acquired an additional one percent non-operated indirect interest in Delta House, increasing our total investment in Delta House to approximately 13.9%.

Additionally, the Partnership acquired approximately 200 miles of crude oil, natural gas, and salt water onshore and offshore Gulf of Mexico pipelines for cash proceeds of $3.1 million and assumed liabilities of $14.3 million. These assets contributed revenue of $4.3 million and net income of $2.6 million for the period of April 15, 2016 through June 30, 2016.

CAPITAL MANAGEMENT

As of June 30, 2016, the Partnership had $672.4 million outstanding under its senior secured revolving credit facility and ended the quarter with leverage of 4.15 times. For the three months ended June 30, 2016, capital expenditures totaled $22.2 million, including $1.1 million for normalized maintenance capital expenditures.

RISK MANAGEMENT

The Partnership periodically enters into risk management contracts to minimize the impact of commodity prices associated with natural gas, natural gas liquids ("NGL") and crude oil. Through year-end 2016, the Partnership has hedged 43% of its expected NGL exposure and 56% of its expected crude oil exposure. Including the impact of the Partnership's risk management activities, a 10% change in oil and composite NGL prices are estimated to impact Adjusted EBITDA by less than $0.3 million. Further, in order to mitigate the impact of rising interest rates on floating rate debt, the Partnership has entered into $300.0 million in interest rate swaps, of which $200.0 million and $100.0 million is through 2019 and 2021, respectively, at an average rate of 1.3%. Details regarding the Partnership's risk management program are found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

CONFERENCE CALL INFORMATION

The Partnership will host a conference call at 10:00 AM Eastern Time on Tuesday, August 9, 2016 to discuss these results. The call will be webcast and archived on the Partnership’s website for a limited time.

Dial-In Numbers:    (877) 291-4570 (Domestic toll-free)
(647) 788-4901 (International)
Conference ID:        43962553
Webcast URL:        www.AmericanMidstream.com under Investor Relations

Non-GAAP Financial Measures

This press release and the accompanying tables, include financial measures in accordance with U.S. generally accepted accounting principles, or GAAP, as well as non-GAAP financial measures, including “Adjusted EBITDA,” “Gross Margin,” “Operating Margin,” and “Distributable Cash Flow.” The tables included in this press release include reconciliations of these non-GAAP financial measures to the nearest comparable GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is set forth in Appendix A attached to this press release.

About American Midstream Partners, LP

Houston-based American Midstream Partners, LP is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of midstream energy assets. The Partnership provides midstream services in Texas, North Dakota, and the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, LP, visit www.AmericanMidstream.com.

Investor Contact

Mark Buscovich, (713) 815-3967
mbuscovich@AmericanMidstream.com

Forward-Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of 2016 financial performance, operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "potential," "line-of-sight," and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations and future growth involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the Securities and Exchange Commission ("SEC"). Construction of growth projects is subject to risks beyond our control including cost overruns and delays resulting from numerous factors.  In addition, we face risks associated with the integration of acquired businesses, decreased liquidity, increased interest and other expenses, assumption of potential liabilities, diversion of management’s attention, and other risks associated with growth and acquisitions, if consummated. Please see our Risk Factor disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 7, 2016, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the SEC on August 8, 2016. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	June 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$754	$—
Property, plant and equipment, net	683,109	648,013
Intangible assets, net	98,790	100,965
Investment in unconsolidated affiliates	295,572	82,301
Other assets, net	72,743	60,017
Total assets	$1,150,968	$891,296
Liabilities and Partners’ Capital
Current portion of long-term debt	731	2,338
Long-term debt	672,400	525,100
Other liabilities, net	105,407	105,992
Series A convertible preferred units (9,797 thousand and 9,210 thousand units issued and outstanding as of June 30, 2016 and December 31, 2015, respectively)	176,335	169,712
Series C convertible preferred units (8,571 thousand and zero units issued and outstanding as of June 30, 2016 and December 31, 2015, respectively)	116,390	—
General Partner Interests (664 thousand and 536 thousand units issued and outstanding as of June 30, 2016 and December 31, 2015, respectively)	(100,624)	(104,853)
Limited Partner Interests (31,146 thousand and 30,427 thousand units issued and outstanding as of June 30, 2016 and December 31, 2015, respectively)	172,840	188,477
Noncontrolling interests	7,489	4,530
Total liabilities, equity and partners' capital	$1,150,968	$891,296

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except for per unit amounts)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenue	$56,148	$67,198	$102,271	$131,660
Gain (loss) on commodity derivatives, net	(766)	311	(869)	458
Total revenue	55,382	67,509	101,402	132,118
Operating expenses:
Purchases of natural gas, NGLs and condensate	22,102	33,334	39,014	62,311
Direct operating expenses	16,191	13,967	30,712	27,834
Selling, general and administrative expenses	11,432	5,571	19,966	12,506
Equity compensation expense	1,025	550	2,109	2,248
Depreciation, amortization and accretion expense	10,903	9,250	20,997	18,939
Total operating expenses	61,653	62,672	112,798	123,838
Gain (loss) on sale of assets, net	80	(2,970)	90	(2,978)
Operating income (loss)	(6,191)	1,867	(11,306)	5,302
Other income (expense):
Interest expense	(8,507)	(3,556)	(14,379)	(6,166)
Earnings in unconsolidated affiliates	11,647	4	18,990	171
Net income (loss) before income tax (expense) benefit	(3,051)	(1,685)	(6,695)	(693)
Income tax (expense) benefit	(540)	(317)	(860)	(473)
Net income (loss) from continuing operations	(3,591)	(2,002)	(7,555)	(1,166)
Income (loss) from discontinued operations, net of tax	—	(31)	—	(26)
Net income (loss)	(3,591)	(2,033)	(7,555)	(1,192)
Net income (loss) attributable to noncontrolling interests	992	32	979	46
Net income (loss) attributable to the Partnership	$(4,583)	$(2,065)	$(8,534)	$(1,238)

General Partner's Interest in net income (loss)	$(61)	$(25)	$(113)	$(14)
Limited Partners' Interest in net income (loss)	$(4,522)	$(2,040)	$(8,421)	$(1,224)

Distribution declared per common unit	$0.4125	$0.4725	$0.8850	$0.9450
Limited partners' net income (loss) per common unit:
Basic and diluted	$(0.36)	$(0.35)	$(0.69)	$(0.53)

Weighted average number of common units outstanding:
Basic and diluted	30,949	22,757	30,884	22,730

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Six months ended June 30,
	2016	2015
Cash flows from operating activities
Net income (loss)	$(7,555)	$(1,192)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion expense	20,997	18,939
Unrealized (gain) loss on commodity derivatives, net	3,388	(213)
(Gain) loss on sale of assets, net	(90)	2,978
Changes in operating assets and liabilities, net of effects of assets acquired and liabilities assumed	(2,488)	5,197
Other	4,425	3,911
Net cash provided by operating activities	18,677	29,620

Cash flows from investing activities
Cost of acquisitions, net of cash acquired and settlements	(3,073)	7,383
Acquisition of equity method investments	(100,908)	—
Additions to property, plant and equipment	(40,242)	(79,734)
Other cash flows from investing activities, net	5,421	11,054
Net cash used in investing activities	(138,802)	(61,297)

Cash flows from financing activities
Proceeds from issuance of common units to public, net of offering costs	3,004	(348)
Payments on long-term debt	(64,900)	(123,650)
Borrowings on long-term debt	212,200	137,800
Other cash flows from financing activities, net	(29,425)	17,724
Net cash provided by financing activities	120,879	31,526
Net increase (decrease) in cash and cash equivalents	754	(151)

Supplemental non-cash information
Accrued and paid-in-kind unitholder distribution for Series A Units	9,073	7,607
Accrued and paid-in-kind unitholder distribution for Series C Units	2,249	—

American Midstream Partners, LP and Subsidiaries
Reconciliation of Adjusted EBITDA and Distributable Cash Flow
to Net income (loss) attributable to the Partnership
(Unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Reconciliation of Adjusted EBITDA to Net income (loss) attributable to the Partnership:
Net income (loss) attributable to the Partnership	$(4,583)	$(2,065)	$(8,534)	$(1,238)
Add:
Depreciation, amortization and accretion expense	10,690	9,250	20,784	18,939
Interest expense	5,937	3,360	10,629	5,744
Debt issuance costs	1,340	46	1,475	276
Unrealized (gain) loss on derivatives, net	2,555	(157)	3,388	(213)
Non-cash equity compensation expense	1,025	550	2,109	2,248
Transaction expenses	3,782	—	4,658	43
Income tax expense	540	297	860	457
Proceeds from equity method investment, return of capital	14,916	496	21,088	1,329
Deduct:
Other, net (a)	(19)	232	(39)	487
Gain (loss) on sale of assets, net	80	(2,970)	90	(2,978)
Adjusted EBITDA	$36,141	$14,515	$56,406	$30,076
Deduct:
Cash interest expense	5,909	3,325	10,586	5,644
Normalized maintenance capital	1,084	1,550	2,534	3,100
Series A and C Convertible Preferred Payment	3,751	—	3,751	—
Distributable Cash Flow	25,397	9,640	39,535	21,332

(a)	Other, net includes COMA income and periodic benefit of OPEB plan.

American Midstream Partners, LP and Subsidiaries
Reconciliation of Gross Margin to Net income (loss) attributable to the Partnership
(Unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Reconciliation of Gross Margin to Net income (loss) attributable to the Partnership:
Gathering and Processing segment gross margin	$20,605	$20,219	$36,336	$41,265
Transmission segment gross margin	7,593	9,333	16,348	19,394
Terminals segment gross margin (a)	4,093	2,752	7,164	5,422
Total Gross Margin	32,291	32,304	59,848	66,081
Less:
Direct operating expenses (a)	14,656	12,383	27,500	24,655
Total Operating Margin	17,635	19,921	32,348	41,426
Plus:
Gain (loss) on commodity derivatives, net	(766)	311	(869)	458
Earnings in unconsolidated affiliates	11,647	4	18,990	171
Less:
Selling, general and administrative expenses	11,432	5,571	19,966	12,506
Equity compensation expense	1,025	550	2,109	2,248
Depreciation, amortization and accretion expense	10,903	9,250	20,997	18,939
(Gain) loss on sale of assets, net	(80)	2,970	(90)	2,978
Interest expense	8,507	3,556	14,379	6,166
Other, net (b)	(220)	24	(197)	(89)
Income tax expense	540	317	860	473
(Income) loss from discontinued operations, net of tax	—	31	—	26
Net income (loss) attributable to noncontrolling interest	992	32	979	46
Net income (loss) attributable to the Partnership	$(4,583)	$(2,065)	$(8,534)	$(1,238)

(a)
Direct operating expenses includes Gathering and Processing segment direct operating expenses of $11.2 million and $9.1 million, respectively, and Transmission segment direct operating expenses of $3.4 million and $3.3 million, respectively, for the three months ended June 30, 2016 and 2015. Direct operating expenses related to our Terminals segment of $1.5 million and $1.6 million for the three months ended June 30, 2016 and 2015, respectively are included within the calculation of Terminals segment gross margin.

Direct operating expenses includes Gathering and Processing segment direct operating expenses of $21.2 million and $18.2 million, respectively, and Transmission segment direct operating of $6.3 million and $6.4 million, respectively, for the six months ended June 30, 2016 and 2015. Direct operating expenses related to our Terminals segment of $3.2 million and $3.2 million, respectively, for the six months ended June 30, 2016 and 2015 are included within the calculation of Terminals segment gross margin.

(b)	Other, net includes realized gain (loss) on commodity derivatives and COMA income of their respective periods.

American Midstream Partners, LP and Subsidiaries
Segment Financial and Operating Data
(Unaudited, in thousands, except for operating and pricing data)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016		2015
Segment Financial and Operating Data:
Gathering and Processing segment
Segment gross margin	$20,605	$20,219	$36,336		$41,265
Less: Direct operating expenses	11,231	9,130	21,234	11,231,000	18,223
Segment operating margin	9,374	11,089	15,102		23,042
Operating data:
Average throughput (MMcf/d)	386.5	334.1	360.3		350.8
Average plant inlet volume (MMcf/d) (a)	101.2	120.0	102.4		128.0
Average gross NGL production (Mgal/d) (a)	217.3	331.1	206.4		301.4
Average gross condensate production (Mgal/d) (a)	100.2	95.8	86.9		97.6
Average realized prices:
Natural gas ($/Mcf)	$2.23	$2.75	$2.24		$3.08
NGLs ($/gal)	$0.50	$0.64	$0.45		$0.63
Condensate ($/gal)	$0.91	$1.13	$0.79		$1.04
Transmission segment
Segment gross margin (a)	$7,593	$9,333	$16,348		$19,394
Less: Direct operating expenses	3,425	3,253	6,266	3,425,000	6,432
Segment operating margin	4,168	6,080	10,082		12,962
Operating data:
Average throughput (MMcf/d)	633.2	697.1	662.8		753.7
Average firm transportation - capacity reservation (MMcf/d)	402.7	656.7	573.5		675.9
Average interruptible transportation - throughput (MMcf/d)	373.4	415.2	385.2		430.3
Terminals segment
Total revenue	$5,628	$4,336	$10,376		$8,601
Less: Direct operating expenses	1,535	1,584	3,212		3,179
Segment gross margin / Segment operating margin	4,093	2,752	7,164		5,422
Operating data:
Contracted Capacity (Bbls)	2,018,233	1,449,067	1,768,767		1,386,567
Design Capacity (Bbls)	2,150,800	1,667,467	1,975,800		1,585,433
Storage utilization	93.8%	86.9%	89.5%		87.5%

(a)	Excludes volumes and gross production under our elective processing arrangements.

Appendix A

Note About Non-GAAP Financial Measures
Gross margin, Adjusted EBITDA, DCF, Operating margin and Segment operating margin are all non-GAAP financial measures. Each has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP financial measures as analytical tools by reviewing the nearest comparable GAAP financial measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.
You should not consider any of Gross margin, Adjusted EBITDA, DCF, Operating margin and Segment operating margin in isolation or as a substitute for or more meaningful than our results as reported under GAAP. Gross margin, Adjusted EBITDA, DCF, Operating margin and Segment operating margin may be defined differently by other companies in our industry. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

We define Adjusted EBITDA as net income (loss) attributable to the Partnership, plus interest expense, income tax expense, depreciation, amortization and accretion expense attributable to the Partnership, certain non-cash charges such as non-cash equity compensation expense, unrealized (gains) losses on commodity derivative contracts, debt issuance costs, proceeds from investments in unconsolidated subsidiaries, return of capital, transaction expenses and selected charges that are unusual or nonrecurring, less income from construction, operating and maintenance agreements ("COMA"), OPEB plans net periodic benefits, gains (losses) on sale of assets, net and selected gains that are unusual or nonrecurring. The GAAP measure most directly comparable to our performance measure Adjusted EBITDA is Net income (loss) attributable to the Partnership.

DCF is a significant performance metric used by us and by external users of the Partnership's financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay the Partnership's unitholders. Using this metric, management and external users of the Partnership's financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. DCF is also an important financial measure for the Partnership's unitholders since it serves as an indicator of the Partnership's success in providing a cash return on investment. Specifically, this financial measure may indicate to investors whether we are generating cash flow at a level that can sustain or support an increase in the Partnership's quarterly distribution rates. DCF is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). DCF will not reflect changes in working capital balances.

We define DCF as Adjusted EBITDA, less cash paid for interest expense, normalized maintenance capital expenditures, and distributions related to the Series A and Series C convertible preferred units. The GAAP financial measure most comparable to DCF is Net income (loss) attributable to the Partnership.

Segment gross margin and Gross margin are metrics that we use to evaluate our performance. We define Segment gross margin in our Gathering and Processing segment as total revenue generated from gathering and processing operations less unrealized gains or plus unrealized losses on commodity derivatives, less the cost of natural gas, NGLs and condensate purchased and revenue from COMA. Revenue includes revenue generated from fixed fees associated with the gathering and treatment of natural gas and from the sale of natural gas, NGLs and condensate resulting from gathering and processing activities under fixed-margin and percent-of-proceeds arrangements. The cost of natural gas, NGLs and condensate includes volumes of natural gas, NGLs and condensate remitted back to producers pursuant to percent-of-proceeds arrangements and the cost of natural gas purchased for our own account, including pursuant to fixed-margin arrangements.

We define Segment gross margin in our Transmission segment as total revenue generated from firm and interruptible transportation agreements and fixed-margin arrangements, plus other related fees, less the cost of natural gas purchased in connection with fixed-margin arrangements and revenue from COMA. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define Segment gross margin in our Terminals segment as revenue generated from fee-based compensation on guaranteed firm storage contracts and throughput fees charged to our customers less direct operating expense which includes direct labor, general materials and supplies and direct overhead.

We define Gross margin as the sum of our Segment gross margin for our Gathering and Processing, Transmission and Terminals segments. The GAAP measure most directly comparable to Gross margin is Net income (loss) attributable to the Partnership.

We define Segment operating margin in all of our operating segments as Segment gross margin less the direct operating expenses of that segment.

We define Operating margin as the sum of our Segment operating margin for our Gathering and Processing, Transmission and Terminals segments. The GAAP measure most directly comparable to Gross margin is Net income (loss) attributable to the Partnership.